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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                       ASI TECHNOLOGY CORPORATION REPORTS
                             PROFITABLE FISCAL 2007

               REVENUES GROW 138% - - NOTE BALANCES INCREASE 230%

(LAS VEGAS, NEVADA, DECEMBER 19, 2007)--ASI TECHNOLOGY CORPORATION (OTCBB:
ASIT), a specialty finance company, reported improved and profitable fiscal 2007 financial results.

For the fiscal year ended September 30, 2007 the Company reported revenues of $624,641, a 138% increase over revenues of $261,612 for the year prior. Net income was $53,261 for fiscal 2007 and $76,418 ($0.005 per share) for the fourth quarter ended September 30, 2007. Total assets were $6.5 million at September 30, 2007 including $5.9 million in notes receivable, an increase of 230% from the year prior. The Company's primary source of revenue is interest income on short-term, one year or less, high interest note investments.

Jerry E. Polis, ASI President stated, "We completed a $4 million equity financing during fiscal 2007 that allowed us to grow our specialty finance business. The profitable results for the fourth quarter and the year reflect achievement of a note portfolio size to more than offset operating costs. We expect larger outstanding note balances to generate increased revenues in fiscal 2008."

Mr. Polis added, "While we are subject to the risks of any lending business, we do not believe we face the same credit challenges affecting the residential mortgage industry due to our focus on commercial notes. We expect to report a profitable first quarter ending December 31, 2007."

The company's annual report on Form 10-KSB was filed with the SEC on December 18, 2007 and provides additional information on fiscal 2007 results and the Company's business, operations and risks.

ABOUT ASI TECHNOLOGY CORPORATION - ASI is a specialty finance company that provides financing for commercial, residential and venture capital loans.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This document contains forward-looking statements relating to future performance and technology development that may affect future results of the company. Actual results could be affected or differ materially from those projected in the forward-looking statements as a result of risks and uncertainties, loan and development results, competition, general economic factors, and other factors identified and discussed in the Company's most recent filings with the Securities and Exchange Commission. The Company's short-term note investments are subject to many risks including default and nonpayment. Failure to collect on notes or investments could have an adverse effect on the Company's operations. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from the Company's current expectations.
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FOR FURTHER INFORMATION CONTACT:
Jerry E. Polis
President of ASI Technology
702.734.1888 - jerrypolis@aol.com